Exhibit 10.5

MARATHON PETROLEUM CORPORATION

NONQUALIFIED STOCK OPTION AWARD AGREEMENT

[GRANT DATE]

Officer

Pursuant to this Award Agreement, MARATHON PETROLEUM CORPORATION (the “Corporation”) hereby grants to [NAME] (the “Optionee”), an employee of the Corporation or a Subsidiary, on [DATE] (the “Grant Date”), a right (the “Option”) to purchase from the Corporation [NUMBER] shares of Common Stock of the Corporation at a grant price of $[PRICE] per share (the “Grant Price”), pursuant to the Marathon Petroleum Corporation Second Amended and Restated 2011 Incentive Compensation Plan (the “Plan”), with such number of shares and such price per share being subject to adjustment as provided in Section 14 of the Plan, and further subject to the following terms and conditions:

1. Relationship to the Plan. This Option is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, that have been adopted by the Committee. Except as defined herein (including in Paragraph 12 of this Award Agreement), capitalized terms shall have the same meanings ascribed to them under the Plan. To the extent that any provision of this Award Agreement conflicts with the express terms of the Plan, the terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. References to the Optionee also include the heirs or other legal representatives of the Optionee.

2. Exercise and Vesting Schedule.

(a) This Option shall become exercisable in three cumulative annual installments, as follows:

(i) one-third of the Option Shares shall become exercisable on the first anniversary of the Grant Date;

(ii) an additional one-third of the Option Shares shall become exercisable on the second anniversary of the Grant Date; and

(iii) the remaining one-third of the Option Shares shall become exercisable on the third anniversary of the Grant Date;

provided, however, that the Optionee must be in continuous Employment from the Grant Date through the date of exercisability of each installment in order for the Option to become exercisable with respect to additional shares of Common Stock on such date. If the Employment of the Optionee is terminated for any reason other than death or Retirement, any Option Shares that are not exercisable as of the date of such termination of Employment shall be forfeited to the Corporation.

(b) This Option shall become fully exercisable, irrespective of the limitations set forth in subparagraph (a) above, upon:

(i) termination of the Optionee’s Employment due to death;

(ii) termination of the Optionee’s Employment due to Retirement; or

(ii) a Change in Control of the Corporation, provided that as of such Change in Control the Optionee had been in continuous Employment since the Grant Date.

3. Expiration of Option.

(a) Expiration of Option Period. The Option Period shall expire on the tenth anniversary of the Grant Date.

(b) Termination of Employment Due to Death or Retirement. If Employment of the Optionee is terminated due to death or Retirement, the Option shall expire upon the earlier of (i) five years following the date of termination of Employment or (ii) expiration of the Option Period. The death of the Optionee following Retirement but prior to the expiration of the Option shall have no effect on the expiration of the Option.

(c) Termination of Employment by the Corporation for Cause or Due to Resignation. If Employment of the Optionee is terminated by the Corporation or any of its Subsidiaries for Cause or due to voluntary resignation by the Optionee, the Option shall expire upon the termination of Employment.

(d) Termination of Employment by the Corporation Other Than For Cause. If Employment of the Optionee is terminated by the Corporation or any of its Affiliates for any reason other than Cause, the Option shall expire upon the earlier of (i) 90 days following the date of termination of Employment or (ii) expiration of the Option Period.

(e) Termination of Employment Following Change in Control. If Employment of the Optionee is terminated following a Change in Control and, as a result, the Optionee is eligible for severance benefits under a Change in Control Agreement, the Option shall remain exercisable throughout the Option Period.

4. Employment with a Competitor. Notwithstanding anything herein to the contrary, in the event the Committee, the Chief Executive Officer, or an authorized officer determines that the Optionee has accepted or intends to accept employment with a competitor of any business unit of the Corporation, the Committee, the Chief Executive Officer, or the authorized officer may cancel the Option by written notice to the Optionee.

5. Forfeiture or Repayment Resulting from Forfeiture Event.

(a) Forfeiture of Unexercised Option. If a Forfeiture Event occurs during the Optionee’s Employment or within two years following Optionee’s termination of Employment, the Committee may, but is not obligated to, cause the Option granted under this Award Agreement to be forfeited with respect to some or all shares of Common Stock subject to the Option.

(b) Repayment of Spread on Exercised Option. If a Forfeiture Event occurs during the Optionee’s Employment or within two years following Optionee’s termination of Employment, the Committee may, but is not obligated to, require the Optionee to pay to the Corporation an amount up to (but not in excess of) the difference between the Grant Price and market price of the Option on the date of exercise with respect to any shares for which the Option has been exercised (the “Forfeited Spread Amount”). Any Forfeited Spread Amount shall be paid by the Participant within sixty (60) days of receipt from the Corporation of written notice requiring payment of such Forfeited Spread Amount.

(c) Application of Forfeiture Provisions. This Paragraph 5 shall apply notwithstanding any provision of this Award Agreement to the contrary and is meant to provide the Corporation with rights in addition to any other remedy which may exist in law or in equity. This Paragraph 5 shall not apply to the Optionee following the effective time of a Change in Control.

(d) Notwithstanding the any other provision of this Agreement to the contrary, the Participant agrees that the Corporation may also require that the participant repay to the Corporation any compensation paid to the Participant under this Agreement, as is required by the provisions of the Dodd-Frank Act and the regulations thereunder or any other “clawback” provisions as required by law or by the applicable listing standards of the exchange on which the Corporation’s common stock is listed for trading.

6. Exercise of Option. Subject to the limitations set forth herein and in the Plan, this Option may be exercised in whole or in part by providing notice to the Committee or its designated representative of the number of Option Shares to be exercised. Such notice shall be accompanied by payment of the Grant Price of such Option Shares in cash or, at the election of the Optionee, in shares of Common Stock or any combination thereof. For purposes of determining the amount, if any, of the purchase price satisfied by payment in Common Stock, such Common Stock shall be valued at its Fair Market Value on the date of exercise. Upon receipt of the purchase price, the Corporation or its designated representative shall issue or cause to be issued to the Optionee a number of shares of Common Stock equal to the number of Option Shares then exercised.

7. Taxes. The Corporation or its designated representative shall have the right to withhold applicable taxes from the shares of Common Stock otherwise payable to the Optionee upon exercise of the Option or from compensation otherwise payable to the Optionee at the time of exercise pursuant to Section 11 of the Plan.

8. Shareholder Rights. The Optionee shall have no rights of a shareholder with respect to the Option Shares unless and until such time as the Option has been exercised and shares of Common Stock have been issued to the Optionee in conjunction with the exercise of the Option.

9. Nonassignability. During the Optionee’s lifetime, the Option may be exercised only by the Optionee or by the Optionee’s guardian or legal representative. Upon the Optionee’s death, the Option shall be transferred to the Optionee’s estate. Otherwise, the Optionee may not sell, transfer, assign, pledge or otherwise encumber any portion of the Option, and any attempt to sell, transfer, assign, pledge, or encumber any portion of the Option shall have no effect.

10. No Employment Guaranteed. Nothing in this Award Agreement shall give the Optionee any rights to (or impose any obligations for) continued Employment by the Corporation or any Affiliate thereof or successor thereto, nor shall it give such entities any rights (or impose any obligations) with respect to continued performance of duties by the Optionee.

11. Modification of Agreement. Any modification of this Award Agreement shall be binding only if evidenced in writing and signed by an authorized representative of the Corporation, provided that no modification may, without the consent of the Optionee, adversely affect the rights of the Optionee hereunder.

12. Definitions. For purposes of this Award Agreement:

“Cause” means termination from Employment by the Corporation or its Subsidiaries due to unacceptable performance, gross misconduct, gross negligence, material dishonesty, material acts detrimental or destructive to the Corporation or its Subsidiaries, employees or property, or any material violation of the policies of the Corporation or its Subsidiaries.

“Change in Control,” unless otherwise defined by the Committee, means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such reporting requirement; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(i) any person (as defined in Sections 13(d) and 14(d) of the Exchange Act) (a “Person”) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the amount of the securities beneficially owned by such person any such securities acquired directly from the Corporation or its affiliates) representing twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; provided, however, that for purposes of this Plan the term “Person” shall not include (A) the Corporation or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation; and provided, further, however, that for purposes of this paragraph (i), there shall be excluded any Person who becomes such a beneficial owner in connection with an Excluded Transaction (as defined in paragraph (iii) below);

(ii) the following individuals cease for any reason to constitute a majority of the number of Directors then serving: individuals who, on the date hereof, constitute the

Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest including but not limited to a consent solicitation, relating to the election of Directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were Directors on the date hereof or whose appointment, election or nomination for election was previously so approved; or

(iii) there is consummated a merger or consolidation of the Corporation or any direct or indirect subsidiary thereof with any other corporation, other than a merger or consolidation (an “Excluded Transaction”) which would result in the holders of the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving corporation or any parent thereof) at least 50% of the combined voting power of the voting securities of the entity surviving the merger or consolidation (or the parent of such surviving entity) immediately after such merger or consolidation, or the stockholders of the Corporation approve a plan of complete liquidation of the Corporation, or there is consummated the sale or other disposition of all or substantially all of the Corporation’s assets.

Notwithstanding any other provision to the contrary, in no event shall the transfer of ownership interests in the Corporation in and of itself constitute a Change in Control under this Award Agreement.

“Change in Control Agreement” means any plan, program, agreement, or arrangement under which the Corporation or a Subsidiary agrees to provide benefits to the Optionee in the event he or she is terminated following a Change in Control, as applicable to the Optionee at the relevant time.

“Employment” means employment with the Corporation or any of its Affiliates. For purposes of this Option, Employment shall also include any period of time during which the Optionee is on Disability status.

“Forfeiture Event” means the occurrence of at least one of the following (a) the Corporation is required, pursuant to a determination made by the Securities and Exchange Commission or by the Audit Committee of the Board, to prepare a material accounting restatement due to the noncompliance of the Corporation with any financial reporting requirement under applicable securities laws as a result of misconduct, and the Committee determines that (1) the Optionee knowingly engaged in the misconduct, (2) the Optionee was grossly negligent with respect to such misconduct or (3) the Optionee knowingly or grossly negligently failed to prevent the misconduct or (b) the Committee concludes that the Optionee engaged in fraud, embezzlement or other similar misconduct materially detrimental to the Corporation.

“Option Period” means the period commencing upon the Optionee’s receipt of this Award Agreement and ending on the date on which the Option expires pursuant to Paragraph 3(a).

“Option Shares” means the shares of Common Stock covered by this Option.

“Retirement” means (i) for an Employee participating in the Retirement Plan, termination on or after the time at which the Employee is eligible for retirement under the Retirement Plan, or (ii) for an Employee not participating in the Retirement Plan, (a) for an Employee with ten or more years of Employment, termination on or after the Employee’s 50th birthday or (b) termination on or after the Employee’s 65th birthday .

“Retirement Plan” means the Marathon Petroleum Retirement Plan or a successor plan, as applicable.

Marathon Petroleum Corporation

By
Authorized Officer